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EXHIBIT 21
PLEXUS 1999 10-K


                          SUBSIDIARIES OF PLEXUS CORP.



1.       Electronic Assembly Corporation, a Wisconsin corporation

2.       Technology Group Inc., a Wisconsin corporation

3.       SeaMED Corporation, a Washington corporation